EXHIBIT 99.1

S&W Announces a Change in its Class A
Warrants ("SANWW")

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - March 7, 2013 - S&W Seed Company (Nasdaq: SANW, SANWW, SANWZ) announces that its Class A Warrants to purchase common stock at a price of $7.15 per share (the "Class A Warrants") have met the conditions to become callable for redemption, if and when official notice of call is given. S&W's publicly-traded Class A Warrants currently trade on the NASDAQ Capital Market under the trading symbol "SANWW."

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "We are now able to call the Class A Warrants for redemption, and we hope to do so in the immediate future. Before giving notice of redemption, I would first like to provide a few days for the news to disseminate that the `trigger price' has been reached and allow time for brokers interested in acting as warrant solicitation agents to contact us. I have asked our Chairman to request board authority for calling the Class A Warrants for redemption, and I anticipate that the Class A Warrants will be called as early as next week. When we call the Class A Warrants, the holders will be entitled to a minimum of 30 days from the date of call to exercise by purchasing our common stock at a price of $7.15 per share. Upon expiration of that 30-day period, the Company will redeem the unexercised Class A Warrants for $0.25 per warrant. I am pleased that the investors who purchased the Class A Warrants as part of our IPO, or afterwards, have had their confidence in S&W rewarded. Please feel free to contact your broker, Lytham Partners (S&W's investor relations firm), or the Company if you have questions."

Outstanding Class A Warrants may now be called for redemption upon minimum notice of 30 calendar days, should the Company choose to call them. Upon expiration of the 30-day redemption period, any unexercised Class A Warrants will expire, and the holder will have no rights other than to receive the $0.25 redemption price. The Company has not called the Class A Warrants, but reserves the right to do so immediately or at any time in the future.

The Class A Warrants are eligible to be called for redemption by the Company because during each day in the five consecutive trading day period commencing on February 28, 2013 and ending on March 6, 2013, the closing sale price of the common stock exceeded $8.80 per share. The Company's Class B Warrants (SANWZ) remain outstanding and will continue to trade on the NASDAQ Capital Market.

The Company intends to engage qualifying stock brokerage firms, each on a non-exclusive basis, to act as its agents for the solicitation of the exercise of the Class A Warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, S&W will pay each brokerage firm that it engages a commission equal to 5% of the exercise price for each Class A Warrant exercised if the exercise was solicited by the brokerage firm and the brokerage firm has first entered into a Warrant Solicitation Agreement with the Company.

An aggregate of 108,700 Class A Warrants have already been exercised, or whose exercise is pending, providing gross proceeds to the Company of $777,205, all but 100 of which were exercised in this third fiscal quarter of 2013. The Class A Warrants are currently exercisable for an aggregate of 1,291,400 shares of common stock. If all such currently outstanding warrants are exercised within the redemption exercise period, then the Company will issue an aggregate of 1,291,400 shares of common stock and receive gross exercise proceeds of approximately $9,223,510. S&W's publicly traded Class A Warrants were issued as part of the Company's initial public offering, pursuant to a registration statement declared effective by the Securities and Exchange Commission on May 3, 2010. Details regarding these and all of the Company's securities can be found by referring to that registration statement, as updated by the Company's post-effective amendment on Form S-3, which was declared effective by the SEC on February 8, 2012. The Class B Warrants that were also issued in the Company's initial public offering will remain trading on the NASDAQ Capital Market under the trading symbol "SANWZ" until their expiration on May 3, 2015 or earlier, if the conditions for redemption of those warrants are satisfied, and the Company elects to exercise its redemption right.

Warrant holders or others who have questions should contact their broker, Lytham Partners (S&W's investor relations firm) at 602-889-9700, or the Company's chief financial officer, Matthew Szot at 559-884-2535.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California and has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward- looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.

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